Exhibit 10.8

STOCK PURCHASE AGREEMENT

by and among

APOLLO MEDICAL HOLDINGS, INC.,
on the one hand,

and

ALIGNED HEALTHCARE GROUP LLC,

ALIGNED HEALTHCARE GROUP – CALIFORNIA, INC.,

RAOUF KHALIL,

JAMIE MCREYNOLDS, M.D.,

BJ REESE & ASSOCIATES, LLC

and

BJ REESE,
on the other hand

dated

February 15, 2011

-i-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 15, 2011, by and among Apollo Medical Holdings, Inc., a Delaware corporation (the “Buyer”), on the one hand, and Aligned Healthcare Group LLC, a California limited liability company (“Aligned LLC”), Aligned Healthcare Group – California, Inc., a California professional medical corporation (“Aligned Corp.”), Raouf Khalil (“Khalil”), Jamie McReynolds, M.D. (“McReynolds”), BJ Reese & Associates, LLC (“Reese LLC”) and BJ Reese (“Reese”).  Aligned Corp., Khalil, McReynolds, Reese LLC and Reese are sometimes referred to herein collectively as the “Sellers” and individually as a “Seller.” Aligned LLC and the Sellers are sometimes collectively referred to herein as the “Aligned Parties” and individually as an “Aligned Party”.

A.           Aligned Corp. conducts a medical practice in the Counties of Tulare, Kings, Madera, Sacramento, Stanislaus and Fresno in California (the “Aligned Territory”).  Aligned Corp. has also developed certain expertise and know-how in connection with the management, administration and operation of its medical practice and related services.

B.           Aligned LLC provides management services to Aligned Corp. and other medical practices in the Aligned Territory, which include managing and administering Aligned Corp.’s and other providers’ medical clinics and providing support services to and furnishing Aligned Corp. and other practices with the necessary personnel and support staff.

C.           Aligned Corp. and Aligned LLC have sold and transferred or will sell and transfer prior to the Closing (as defined below) to Aligned Healthcare, Inc., a California corporation (the “Company”), for fair value, certain assets (the “Asset Sale”) used or useful in the management, administration and operation of 24-hour physician and nursing call centers described on Schedule 2.5 (the “Assets”).

D.           Khalil, McReynolds and Reese are officers, directors, employees, consultants and affiliates of Aligned LLC and Aligned Corp., and Aligned Corp., Khalil, McReynolds and Reese LLC own all of the issued and outstanding shares of capital stock in the Company (the “Shares”).

E.           The Buyer desires to acquire from the Sellers, and the Sellers desire to sell to the Buyer, all of the Shares (the “Sale of Shares”).

F.           In connection with the Sale of Shares, each of Khalil, McReynolds and Reese shall enter into a consulting agreement with the Company, pursuant to which each such person shall provide consulting services to the Company following the Closing and be entitled to receive cash compensation therefor (the “Consulting Arrangements”).

G.           As additional consideration for the Sale of Shares and as a further inducement for the Buyer to enter into the Sale of Shares and the Consulting Arrangements, Aligned LLC and its members shall enter into an agreement at Closing granting the Buyer a right of first refusal with respect to the membership interests and assets of Aligned LLC (the “ROFR”).

H.           The Asset Sale, the Sale of Shares, the Consulting Arrangements, the ROFR and each of the other transactions contemplated under this Agreement or any of the Transaction Documents (as defined below) are sometimes collectively referred to herein as the “Transactions”.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE SHARES

1.1          Purchase of Shares.  At the Closing (as defined in Section 1.4), subject to the terms and conditions of this Agreement, the Sellers shall sell and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all of the Shares in exchange for the delivery by the Buyer to the Sellers, at the Closing, of the purchase price described in Section 1.2 (the “Purchase Price”).

1.2          Consideration.

(a)          Purchase Price.  Subject to Sections 1.2(d) and 9.4, the Purchase Price is (i) 1,000,000 shares (the “Initial Shares”) of the Buyer’s common stock, par value $0.001 (the “Buyer Stock”), plus (ii) 1,000,000 shares of Buyer Stock issuable, if at all, solely as set forth in Section 1.2(b) (the “Contingent Stock”), plus (iii) any post-Closing issuance of Buyer Stock referred to in Section 1.2(c) (the “Post-Closing Earnout Stock”), which Post-Closing Earnout Stock shall be issuable, if at all, solely as set forth in Section 1.2(c).  The Buyer Stock shall be issued under this Section 1.2 to the Sellers in the respective percentages set forth on Schedule 2.2.  The Buyer shall have no obligation to register or qualify for resale under the Securities Act of 1933, as amended (the “1933 Act”), or any state securities law, the shares of Buyer Stock issued to the Sellers pursuant to this Agreement.

(b)          Contingent Stock.  If, and only if, the Company and a physicians’ group to be formed following the Closing and owned by affiliates of the Buyer, taken together (the “Aligned Division”), meet the revenue target described on Schedule 1.2(b), the Buyer shall issue the Contingent Stock to the Sellers.  If such revenue target has not been met by February 1, 2012, then the Sellers’ right to receive the Contingent Stock shall terminate.

(c)          Post-Closing Earnout Stock.

(i)           The following capitalized terms used in this Agreement shall have the following meanings:

(1)           “Actual EBITDA Amount” means the actual EBITDA during each of the First 12-Month Earnout Period during that particular period, the Second 12-Month Earnout Period during that particular period and the Third and Final 12-Month Earnout Period during that particular period, respectively (such earnout periods sometimes being referred to individually as an “Earnout Period” and, collectively, as the “Earnout Periods”).

(2)           “Baseline EBITDA Amount” means (A) with respect to the Second 12-Month Earnout Period, the Actual EBITDA Amount of the First 12-Month Earnout Period, and (B) with respect to the Third and Final 12-Month Earnout Period, the Actual EBITDA Amount of the Second 12-Month Earnout Period; provided, however, that in no event shall the Baseline EBITDA Amount applicable to any Earnout Period be less than the highest Actual EBITDA Amount for any Earnout Period.

(3)           “EBITDA” means the cumulative consolidated earnings generated by the Aligned Division, before interest expense, income taxes, depreciation and amortization, determined in accordance with U.S. generally accepted accounting principles.

(4)           “First 12-Month Earnout Period” means the period commencing on the first day of the calendar month in which the Closing Date occurs and ending on the last day of the twelfth (12th) full calendar month thereafter.

(5)           “Second 12-Month Earnout Period” means the period commencing on the first day of the calendar month immediately following the end of the First 12-Month Earnout Period and ending on the last day of the twelfth (12th) full calendar month thereafter.

(6)           “Third and Final 12-Month Earnout Period” means the period commencing on the first day of the calendar month immediately following the end of the Second 12-Month Earnout Period and ending on the last day of the twelfth (12th) full calendar month thereafter.

(ii)          Within forty-five (45) days after each of the First 12-Month Earnout Period, the Second 12-Month Earnout Period and the Third and Final 12-Month Earnout Period, the Buyer shall determine the Actual EBITDA Amount for each such period.  The Buyer will provide the Aligned Parties’ Representative (as defined in Section 5.4) with such determination, together with reasonable supporting documentation, within ten (10) days thereafter (the “EBITDA Calculations”).  If the Aligned Parties’ Representative accepts the EBITDA Calculations, or if the Aligned Parties’ Representative fails to give notice to the Buyer of any objection within ten (10) days after receipt of the EBITDA Calculations, the EBITDA Calculations shall be the final and binding calculation of the Actual EBITDA Amount for the respective Earnout Period.  If the Aligned Parties’ Representative gives notice to the Buyer of an objection to the EBITDA Calculations within thirty (30) days after receipt of the EBITDA Calculations, the Buyer and the Aligned Parties’ Representative shall attempt in good faith to resolve their differences.  If the Buyer and the Aligned Parties’ Representative are able to resolve their differences, the EBITDA Calculations, as modified to reflect the resolution of the differences between the Buyer and the Aligned Parties’ Representative, shall be the final and binding calculation of the Actual EBITDA Amount for the respective Earnout Period.  If, however, the Buyer and the Aligned Parties’ Representative are unable to resolve their differences, the Buyer and the Aligned Parties’ Representative shall submit any disputed items to a certified public accountant reasonably satisfactory to the Buyer and Aligned Parties’ Representative for a resolution of the dispute.  The determination of the certified public accountant shall be final and binding on the Buyer and the Aligned Parties’ Representative, and the EBITDA Calculations, as modified to reflect (i) those differences, if any, that the Buyer and the Aligned Parties’ Representative were able to resolve, and (ii) the certified public accountant’s determination with regard to the remaining disputed items, shall be the final and binding resolution of the Actual EBITDA Amount for the applicable Earnout Period.

(iii)           Once the Actual EBITDA Amount is finally determined for the First 12-Month Earnout Period pursuant to Section 1.2(c)(ii), the Buyer shall issue to the Sellers, within thirty (30) days thereafter, twelve (12) shares of Buyer Stock for each dollar of the Actual EBITDA Amount for the First 12-Month Earnout Period.

(iv)           Once the Actual EBITDA Amount is finally determined for the Second 12-Month Earnout Period pursuant to Section 1.2(c)(ii), if the Actual EBITDA Amount exceeds the Baseline EBITDA Amount applicable to the Second 12-Month Earnout Period, the Buyer shall issue to the Sellers, within thirty (30) days thereafter, twelve (12) shares of Buyer Stock for each dollar of such excess.

(v)           Once the Actual EBITDA Amount is finally determined for the Third and Final 12-Month Earnout Period pursuant to Section 1.2(c)(ii), if the Actual EBITDA Amount exceeds the Baseline EBITDA Amount applicable to the Third and Final 12-Month Earnout Period, the Buyer shall issue to the Sellers, within thirty (30) days thereafter, twelve (12) shares of Buyer Stock for each dollar of such excess.

(vi)           Notwithstanding any provision of this Section 1.2(c) to the contrary, in no event shall the Buyer be required to issue to the Sellers more than 3,500,000 shares of Buyer Stock, in the aggregate, as Post-Closing Earnout Stock, and there shall be no earnout or other obligation to make any payment or issue any shares of Buyer Stock under this Agreement with respect to any post-Closing period other than as expressly provided in Section 1.2(b) or the Earnout Periods as expressly set forth in this Section 1.2(c).

(d)           Repurchase Right.  Notwithstanding anything to the contrary in this Agreement, if the Company has not entered into a Qualifying MSO Contract (as defined below) on or before the one (1) year anniversary of the Closing Date, then (i) at any time and from time to time thereafter the Buyer shall have the right, which it may exercise or decline to exercise in its sole and absolute discretion, to repurchase any or all of the shares of Buyer Stock for the price per share of $0.05 (as adjusted for any stock dividends, combinations or splits), and (ii) the obligation of the Buyer to issue any unissued Contingent Stock or any Post-Closing Earnout Stock shall immediately terminate.  Any such repurchase shall be made on a pro rata basis among the Sellers based on the number of shares of Buyer Stock then held by them.  If the Buyer exercises its right to repurchase the Buyer Stock, it shall provide written notice thereof to each Seller, specifying the number of shares of Buyer Stock to be repurchased from such Seller and the address to which such Seller shall send the certificate(s) representing the shares of Buyer Stock being repurchased.  Each Seller shall then surrender to the Buyer such certificate(s) for cancellation and the repurchase price for such shares shall be payable to such Seller.  Upon such payment to any Seller, the Buyer shall become the legal and beneficial owner of the shares of Buyer Stock being repurchased and all right, title and interest in and to such shares.  For purposes of this Agreement, a “Qualified MSO Contract” means a bona fide, duly executed and legal, valid and binding written agreement between the Company, on the one hand, and a health plan, an Independent Physician Association or a hospital, on the other hand, providing that the Company shall (i) provide case management services or (ii) manage, administer or operate one or more 24-hour physician and nursing call centers and provide any related services and which has a term of at least one (1) years and provides aggregate net revenues to the Company of not less than $1,000,000.

1.3          No Assumption of Liabilities.  Neither the Buyer nor any of its affiliates shall, by the execution or performance of this Agreement or otherwise, assume, become responsible for or incur any debt, liability or obligation of the Company or any Aligned Party, of any type or description whatsoever, whether related or unrelated to the Assets or the Transactions, incurred, accrued or arising on or before the Closing Date (as defined below), all of which shall be assumed by and become or remain the responsibility of the Aligned Parties.

1.4          Closing.

(a)          The closing (the “Closing”) of the Transactions will take place shall take place as promptly as practical (but in any event no later than five (5) business days) after the date on which the last of the conditions set forth in Sections 7 and 8 is fulfilled or waived or on such other date as the Buyer and the Aligned Parties’ Representative shall agree (the “Closing Date”).  At the election of the Buyer and the Sellers, the Closing may take place through an exchange of consideration and documents using overnight courier service, facsimile or electronic transmission.

(b)          At the Closing, the Buyer shall make the following deliveries:

(i)           the Buyer shall deliver to the Sellers certificates representing the Initial Shares;

(ii)           the Buyer shall cause the Company to execute and deliver to Khalil a Consulting Agreement in substantially the form of Exhibit A hereto (the “Khalil Consulting Agreement”);

(iii)           the Buyer shall cause the Company to execute and deliver to Reese a Consulting Agreement in substantially the form of Exhibit A hereto (the “Reese Consulting Agreement”);

(iv)           the Buyer shall deliver to Aligned LLC the Right of First Refusal Agreement in substantially the form of Exhibit B hereto (the “ROFR Agreement”); and

(v)           the Buyer shall execute and deliver to the Aligned Parties the certificate described in Section 8.2.

(c)          At the Closing, the Aligned Parties shall make the following deliveries:

(i)           the Aligned Parties shall deliver to the Buyer executed copies of the Transaction Documents, the Aligned Agreements and such other documents and instruments effecting the Asset Sale in form and substance reasonably satisfactory to the Buyer;

(ii)           Khalil shall execute and deliver to the Buyer the Khalil Consulting Agreement and a Proprietary Information Agreement in favor of Aligned LLC;

(iii)          McReynolds shall execute and deliver to the Buyer a Proprietary Information Agreement in favor of Aligned LLC;

(iv)          Reese shall execute and deliver to the Buyer the Reese Consulting Agreement and a Proprietary Information Agreement in favor of Aligned LLC;

(v)           Aligned LLC shall execute, shall cause its members to execute and shall deliver to the Buyer the ROFR Agreement;

(vi)          the Aligned Parties shall deliver to the Buyer a certificate of good standing of each of the Company, Aligned LLC and Aligned Corp., issued not more than seven (7) business days prior to the Closing Date by the Secretary of State of the State of California;

(vii)         the Company shall deliver to the Buyer a true and complete copy of the Articles of Incorporation of the Company, as in effect on the Closing Date, certified by the Secretary of State of the State of California;

(viii)        the Company shall deliver to the Buyer a true and complete copy of the by-laws of the Company, as in effect on the Closing Date, certified by the Secretary of the Company;

(ix)           the Company shall deliver to the Buyer a true and complete copy of the duly adopted resolutions of the Board of Directors of the Company approving the execution, delivery and performance of this Agreement and the Transaction Documents, certified by the Secretary of the Company;

(x)           Aligned Corp. shall deliver to the Buyer a true and complete copy of the duly adopted resolutions of the Board of Directors and the shareholders of Aligned Corp. approving the execution, delivery and performance of this Agreement and the Transaction Documents, certified by the Secretary of the Company;

(xi)           Aligned LLC shall deliver to the Buyer a true and complete copy of the duly adopted resolutions of the managers and members of Aligned LLC approving the execution, delivery and performance of this Agreement and the Transaction Documents, certified by the managers of Aligned LLC;

(xii)          the Company shall deliver to the Buyer executed resignations of each director and each officer of the Company;

(xiii)         each Seller shall deliver to the Buyer certificate(s) representing the Shares, accompanied by stock powers duly executed in blank by each Seller;

(xiv)         the Company shall deliver to the Buyer the minute book, seal and all other books and records of the Company;

(xv)           each individual Seller who is married shall deliver to the Buyer a Confirmation of Spouse, in form and substance reasonably satisfactory to the Buyer, consenting to this Agreement, the Transaction Documents to which the Seller is a party, and the Transactions to which the Seller is a party, duly executed by the spouse of the Seller;

(xvi)          to the extent required, consents, approvals or regulatory actions from any public or governmental authority;

(xvii)         the Aligned Parties shall execute and deliver to the Buyer the certificate described in Section 7.2; and

(xviii)        the Aligned Parties shall deliver to the Buyer such other certificates and documents as the Buyer or its counsel may reasonably request.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF ALIGNED PARTIES

Each Aligned Party, jointly and severally, represents and warrants to the Buyer that the statements contained in this Article 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 2), except as set forth in Schedule II attached hereto.  Each Aligned Party agrees that the representations and warranties made in this Article 2 shall survive the Closing as provided in Section 11.1.

2.1           Organization, Standing and Qualification.  Aligned Corp. is a professional medical corporation duly organized, validly existing and in good standing under the laws of the State of California.  Aligned LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.  Reese LLC is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Each of Aligned Corp., Aligned LLC and the Company has full power and authority to own and lease its properties and to carry on its business as now conducted.  The Company is not required to be qualified or licensed to conduct business as a foreign corporation in any other jurisdiction.

2.2           Capitalization.  Schedule 2.2 sets forth the authorized and outstanding capital of the Company, the names and addresses of the record and beneficial owners of all of the issued and outstanding capital stock of the Company, the number of shares so owned, and the allocation of the Purchase Price among the Sellers as agreed to among themselves.  All of the issued and outstanding shares of the capital stock of the Company are owned of record and beneficially by the Sellers, as set forth on Schedule 2.2, and are and as of the Closing will be free and clear of all liens, security interests, encumbrances, restrictions, pledges and claims of every kind except as set forth on Schedule 2.2.  Each share of the capital stock of the Company is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any past or present shareholder of the Company.  No option, warrant, call, conversion or other right or commitment of any kind (including any of the foregoing created in connection with any indebtedness of the Company) exists that obligates the Company to issue any of its authorized but unissued capital stock or other equity interest or that obligates the Sellers to transfer any Shares to any person.  Neither the Company nor any Seller is a party to any, and there exist no, voting trusts, stockholder agreements, pledge agreements, or other agreements relating to or restricting the transferability of any Shares or any other equity interest in the Company.  The Shares have been issued in accordance with all applicable federal and state securities laws.  The Shares being acquired by the Buyer hereunder constitute all of the outstanding capital stock of the Company.  The Company has no subsidiaries and owns no securities or other equity interest in any other person or entity.  The sole member of Mobile Doctors 24/7, LLC, a California limited liability company (“Mobile Doctors”), is Khalil.  The sole member of Reese LLC is Reese.

2.3          Authority; Enforceability.  Each Aligned Party has the full right, power and authority to enter into this Agreement, all other agreements and documents executed in connection with the Transactions (collectively, the “Transaction Documents”) and the Transactions, and all documents and agreements necessary to give effect to the provisions of this Agreement and the Transaction Documents and to the Transactions, and to perform its, his or her obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Transaction Documents to which it is a party by each of the Company, Reese LLC, Aligned Corp. and Aligned LLC and the consummation of the Transactions by the Company, Reese LLC, Aligned Corp. and Aligned LLC have been duly authorized by the Company’s and Aligned Corp.’s Board of Directors and by Aligned LLC’s and Reese LLC’s managers, and all other actions and proceedings required to be taken by or on behalf of the Company, Reese LLC, Aligned Corp. and Aligned LLC to enter into this Agreement and consummate the Transactions have been duly and properly taken.  This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Aligned Parties who are a party thereto and, subject to the due authorization, execution and delivery by the Buyer, constitute the legal, valid and binding obligations of each Aligned Party who is a party thereto, enforceable against each such Aligned Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

2.4          No Violation or Approval.  The execution and delivery by the Aligned Parties of this Agreement and the Transaction Documents to which they are a party, and the consummation by the Aligned Parties of the Transactions to which they are a party, will not, after  the giving of notice or lapse of time or otherwise:

(a)           violate or result in the breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, or result in any lien, claim or encumbrance on the Shares or the assets of the Company under, any mortgage, deed, lease, note, bond, indenture, agreement, license or other instrument or obligation of any kind or nature to which any Aligned Party or the Company is a party, or by which any Aligned Party or the Company, or any Aligned Party’s or the Company’s assets, is or may be bound or affected;

(b)           violate any law, rule or regulation, or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority; or

(c)           violate the Articles of Incorporation or Bylaws of the Company or Aligned Corp., or the Articles of Organization or the Operating Agreement of Aligned LLC.

2.5          Ownership of Assets.  The Assets are listed on Schedule 2.5.  Aligned Corp. and Aligned LLC each received fair value for the Assets each sold and conveyed (directly or indirectly) to the Company in connection with the Asset Sale.  The Company has good and marketable title to all of the Assets free and clear of any mortgage, security interest, defect, pledge, lien, claim, conditional sales agreement, lease, encumbrance, charge or rights of third parties whatsoever.  The Company does not own nor has it ever owned any tangible or intangible properties or assets of whatever kind or nature other than the Assets.  The Company does not own, lease, maintain or use, nor has it ever owned, leased, maintained or used, any real property.

2.6          Contracts; Liabilities; Employees; Operations.

(a)           Other than the Transaction Documents to which it is a party, the Company is not a party to nor is it bound by, nor has it ever been a party to or been bound by, any oral or written contract, agreement or any other obligations of any kind or nature whatsoever.

(b)           The Company has never had, does not have, nor will it have as of the Closing Date any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including tax liabilities due or to become due), other than California minimum franchise taxes which automatically accrue upon corporate formation and which have been paid in full.

(c)           The Company does not have, nor has it ever had, any employees or independent contractors.

(d)           Since its inception, the Company has not conducted any activities, business or operations, other than activities directly related to the formation of the Company.

2.7          Losses and Litigation.  Neither the Company nor any Aligned Party is a party to or engaged in any action, suit, governmental proceeding or investigation or arbitration, nor is aware of any pending or threatened claim, proceeding, or investigation, or any basis therefor, involving or relating in any way to the Transactions, the Company, the Assets or the business or operations of the Company as contemplated to be conducted following the Closing.  No Aligned Party knows of any facts upon which material claims may hereafter be made against the Company or any Aligned Party involving or relating in any way to the Transactions, the Assets or the business or operations of the Company as contemplated to be conducted following the Closing.  Neither the Company nor the Assets are subject to any judgment, order, injunction, or decree of any court, administrative agency, or other governmental authority or arbitration award.

2.8           Compliance with Laws: Governmental Authorizations.  Each of the Company, Aligned Corp. and Aligned LLC is in compliance with all applicable laws, statutes, orders, rules and regulations promulgated by, or judgments entered by, any federal, state, or local court or governmental authority relating to or affecting the operation, conduct or ownership of the Assets or the business or operations of the Company as contemplated to be conducted following the Closing, except where the failure to be in substantial compliance would not have a material adverse effect upon the business, operations or financial condition of either the Company or the Assets.  Without limiting the generality of the foregoing, the Company, Aligned Corp. and Aligned LLC are in compliance with all applicable state and federal regulations relating to licenses, standards of testing, rebates and kickbacks, accreditation of personnel and compliance with governmental reimbursement programs.  All reports and returns required by federal, state or municipal authorities with respect to the operations of the Company, Aligned Corp. and Aligned LLC have been filed, and all sums due with respect to such reports and returns have been paid.  No Aligned Party has received any notice from any federal, state or other governmental authority or agency having jurisdiction over its properties or activities or any insurance or inspection body that its operations or any of their respective properties, facilities, equipment or business procedures or practices fail to comply with any applicable law, ordinance, regulation, building or zoning law or requirement of any public or quasi-public authority or body.

2.9           Fraud and Abuse.  Aligned Corp., Aligned LLC and their respective officers, directors, managers and persons or entities providing professional services for Aligned Corp. have not engaged in any activities which are prohibited under U.S.C. Section 1320a-7b, or the regulations promulgated thereunder, or under any state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item.

2.10           Power of Attorney.  The Company has not given any power of attorney, whether limited or general; to any person which is continuing in effect.

2.11           Intellectual Property.  The Company owns or possesses sufficient legal rights to the Assets which constitute intellectual property rights, including without limitation patents, trademarks, service marks, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes (the “Company Intellectual Property”) to use such Company Intellectual Property in the Company’s business as proposed to be conducted, without any known conflict with, or infringement of, the rights of others.  The Company Intellectual Property has either been independently derived without any knowing violation by the Company or any Aligned Party of any rights of others or, with respect to any Company Intellectual Property that has been developed for the Aligned Parties by other third parties, the Aligned Party has instructed such other third parties to not violate any such rights of others and no Aligned Party has any knowledge that such third parties have violated any such rights.  No Aligned Party has received any communications alleging that any Aligned Party has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity.  The Aligned Parties reasonably believe that it will not be necessary to use any inventions of any persons it intends to hire made prior to their employment by the Company, other than any business models, operational specifications, blueprints, financial models, or similar work product created by, or at the direction of any Aligned Party in contemplation of the Company and its business (all of which belong to the Company and to the Aligned Parties’ knowledge were not made in infringement of any third party’s rights).

2.12         Conflicts of Interest.

(a)           Other than this Agreement, the Transaction Documents and the consulting and employment agreements attached to this Agreement as Schedule 2.12 (the “Aligned Agreements”), there are no agreements, understandings or proposed transactions between the Company and any of the Aligned Parties, or between Aligned Corp. or Aligned LLC, on the one hand, and any of Khalil, McReynolds or Reese, on the other hand, or their respective spouses or children or any affiliate of any of the foregoing, that could materially affect the Company, the ownership or operation of its business as presently contemplated to be conducted or the obligations of any Aligned Party under this Agreement or any Transaction Document.  The Buyer acknowledges and agrees that, simultaneously with the provision of services to the Company by Khalil, McReynolds and Reese under the terms of the Transaction Documents, Khalil (acting through Mobile Doctors), McReynolds and Reese will continue to be employed by or otherwise provide services to Aligned Corp. and Aligned LLC pursuant to the Aligned Agreements.

(b)           None of the Aligned Parties (i) are, directly or indirectly, indebted to the Company or (ii) have any direct or indirect ownership interest (other than ownership of less than 1% of a any firm, corporation or similar entity whose securities trade on a national securities exchange or NASDAQ) in any firm or corporation which will likely compete with the Company outside of the Aligned Territory assuming it conducts business as contemplated.

2.13         Status of Negotiations.  The status of the Aligned Parties’ negotiations relating to the Company’s prospective provision of 24 hour physician and nursing call center services outside of the Aligned Territory is summarized on Schedule 2.13.  The Aligned Parties have disclosed to the party or parties with whom the Aligned Parties are negotiating on the Company’s behalf that the Sale of Shares is pending and would result in a change in control of the Company, and such party or parties have consented to or will consent to such change in control arising from the Sale of Shares.

2.14         No Broker’s Fees.  Neither the Company nor any Aligned Party has done anything to cause or incur any liability or obligation on its part for investment banking, brokerage, finder’s, agent’s or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the Transactions and knows of no claim by anyone for such payment.

2.15           Full Disclosure.  Neither this Agreement nor any schedule, exhibit, list, certificate or other instrument or document delivered to the Buyer pursuant to this Agreement by or on behalf of any Aligned Party contains any untrue statement of a material fact or, to the knowledge of the Aligned Parties, omits to state any material fact required to be stated herein or therein or necessary to make the statements, representations or warranties and information contained herein, or therein not misleading.  The Aligned Parties represent that they have not withheld from the Buyer disclosure of any event, condition or fact which any Aligned Party knows would materially adversely affect the Assets, or the operations or prospects of the Call Center Business or Assets.

ARTICLE 3

INVESTOR REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to the Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3).  Each Seller agrees that the representations and warranties made in this Article 3 shall survive the Closing as provided in Section 11.1.

3.1           Buyer Stock Acquired for Own Account.  The shares of Buyer Stock are being acquired by the Seller and not by any other person, and for the account of the Seller, not as a nominee or agent and not for the account of any other person.  No other person will have any interest, beneficial or otherwise, in any shares of the Buyer Stock.  The Seller is not obligated to transfer any shares of Buyer Stock to any other person, nor does the Seller have any agreement or understanding to do so.  The Seller is purchasing the shares of Buyer Stock for investment for an indefinite period not with a view to the sale or distribution of any part or all of the shares of Buyer Stock by public or private sale or other disposition.  The Seller has no intention of selling, granting any participation in or otherwise distributing or disposing of any shares of Buyer Stock.  The Seller does not intend to subdivide the Seller’s acquisition of shares of Buyer Stock with any person.

3.2           Buyer Stock Not Registered for Resale.  The Seller has been advised that the Buyer Stock has not been and will not be registered or qualified under 1933 Act, the California Corporate Securities Law of 1968, as amended (the “California Securities Law”), or any other securities law, on the ground, among others, that no distribution or public offering of the Buyer Stock is to be effected and the Buyer Stock will be issued by the Buyer in connection with a transaction that does not involve any public offering within the meaning of Section 4(2) of the 1933 Act or applicable provisions of the California Securities Law and other securities laws and regulations, or under the respective rules and regulations thereunder of the Securities and Exchange Commission, the California Commissioner of Corporations and the administrators of such other laws and regulations.  The Seller understands that the Buyer is relying in part on the Seller’s representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding the Seller’s representations, the Seller has in mind merely acquiring the Buyer Stock for resale on the occurrence or non-occurrence of some predetermined event.  The Seller has no such intention.

3.3          Sophistication or Prior Business Relationship.  The Seller, either alone or with the Seller’s professional advisors who are unaffiliated with, have no equity interest in and are not compensated by the Buyer or any affiliate or selling agent of the Buyer, directly or indirectly, has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of investment in Securities and has the capacity to protect the Seller’s own interests in connection with the Seller’s proposed investment in the Buyer Stock, or the Buyer has a preexisting personal or business relationship with the Buyer or any of its officers, directors or controlling persons.  The Seller is an “accredited investor” as provided by Regulation D under the 1933 Act, and has so indicated such status by marking one of the categories of “accredited investor” on the Seller’s Offering Questionnaire that it has furnished to the Buyer.

3.4          Offering Questionnaire.  The Seller has previously furnished to the Buyer a completed and signed Offering Questionnaire.  The information in the Seller’s completed and signed Offering Questionnaire previously delivered or being delivered to the Buyer, which is incorporated herein by reference, is true and complete in all respects as of the date hereof.

3.5          Information about Buyer.  The Seller acknowledges that the Seller has been furnished with such financial and other information concerning the Buyer, the directors and officers of the Buyer and the business and proposed business of the Buyer as the Seller considers necessary in connection with the Seller’s investment in the Buyer Stock.  The Seller has conducted the Seller’s own thorough and comprehensive investigation and review of, and is thoroughly familiar with, the existing and proposed management, business, operations, properties and financial condition of the Buyer.  The Seller has discussed with officers of the Buyer any questions the Seller may have had with respect thereto.  The Seller understands:

(a)           The extreme risks involved in acquiring the Buyer Stock;

(b)           The financial hazards involved in acquiring the Buyer Stock, including the risk of losing the Seller’s entire investment; and

(c)           The lack of liquidity and restrictions on transfers of the Buyer Stock; and

The Seller has consulted with the Seller’s own legal, accounting, tax, investment and other advisors with respect to the tax consequences of the Sale of Shares and the Seller’s acquisition of the Buyer Stock and the merits and risks of acquiring the Buyer Stock.  In making any decision regarding the acquisition of the Buyer Stock, the Seller has relied and will rely entirely on the Seller’s own investigation of the Buyer and its businesses, management, operations, properties and financial condition.

3.6          Risk of Loss.  Understanding that the acquisition of the Buyer Stock is highly speculative, the Seller is able to bear the economic risk of such investment.

3.7          No Advertising.  The offer to issue the Buyer Stock was directly communicated to the Seller by the Buyer in a manner such that the Seller was able to ask questions of and receive answers from the officers of the Buyer concerning the terms and conditions of this transaction.  At no time was the Seller presented with or solicited by any leaflet, public promotional meeting, newspaper, magazine, radio or television article or advertisement, or other form of advertising or general solicitation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to each of the Aligned Parties that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).  The Buyer agrees that the representations and warranties made in this Article 4 shall survive the Closing as provided in Section 11.1.

4.1          Due Organization and Good Standing.  The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and corporate authority to own and lease its properties and to carry on its business as now conducted.

4.2          Authority; Enforceability.  The Buyer has the full right, power and authority to enter into this Agreement, the Transaction Documents to which it is a party and the Transactions to which it is a party, and all documents and agreements necessary to give effect to the provisions of this Agreement and the Transaction Documents to which it is a party and to the Transactions to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Transaction Documents to which it is a party by the Buyer and the consummation of the Transactions to which it is a party by the Buyer have been duly authorized by the Buyer’s Board of Directors, and all other actions and proceedings required to be taken by or on behalf of the Buyer to enter into this Agreement and consummate the Transactions to which it is a party have been duly and properly taken.  This Agreement and the Transaction Documents to which it is a party have been duly and validly executed and delivered by the Buyer and, subject to the due authorization, execution and delivery by the Aligned Parties, constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

4.3          No Violation or Approval.  The execution and delivery by the Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation by the Buyer of the Transactions to which it is a party, will not, after the giving of notice or lapse of time or otherwise:

(a)           violate or result in the breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, or result in any lien, claim or encumbrance on the shares of Buyer Stock or the assets of the Buyer under, any mortgage, deed, lease, note, bond, indenture, agreement, license or other instrument or obligation of any kind or nature to which the Buyer is a party, or by which the Buyer, or the Buyer’s assets, is or may be bound or affected;

(b)          violate any law, rule or regulation, or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority; or

(c)          violate the Certificate of Incorporation or Bylaws of the Buyer.

4.4          No Broker’s Fees.  The Buyer has not done anything to cause or incur any liability or obligation on its part for investment banking, brokerage, finder’s, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the Transactions, and the Buyer does not know of any claim by anyone for such payment.

4.5          SEC Reports.  To its knowledge, the Buyer has filed all reports required to be filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), since January 1, 2009 (all such reports, including those to be filed prior to the Closing Date, are collectively referred to as the “Buyer SEC Reports”), and has previously furnished or made available (through EDGAR) to the Sellers true and complete copies of all the Buyer SEC Reports (including any exhibits thereto) and will promptly furnish or make available (through EDGAR) to the Sellers any Buyer SEC Reports filed between the date hereof and the Closing Date.  All of such Buyer SEC Reports complied at the time they were filed, in all material respects, with applicable requirements of the 1934 Act and the rules and regulations thereunder.

ARTICLE 5

COVENANTS OF THE ALIGNED PARTIES

5.1          Aligned Parties’ Restrictive Covenants.

(a)          Restrictive Covenants.

(i)           The Buyer and the Aligned Parties acknowledge that (a) the Buyer, as the purchaser of the Shares, following the Closing will be engaged in the provision of services relating to patient case management or the management, administration and operation of 24-hour physician and nursing call centers and related services (the “Call Center Business”); (b) the Aligned Parties are intimately familiar with the Call Center Business; (c) the Call Center Business is currently conducted in the Aligned Territory and the Buyer intends to expand the Call Center Business into other geographic areas outside of the Aligned Territory; (d) the Aligned Parties have had access to trade secrets of and confidential information concerning the Assets and the Call Center Business; (e) the Buyer is currently engaged in the provision of in-patient physician services at hospitals and other acute or post-acute facilities and contracts directly with acute or post-acute facilities, medical group and health plans with other activities related thereto (the “Hospitalist Business”) throughout the United States; (f) the agreements and covenants contained in this Section 5.1 are essential to protect the goodwill being acquired as part of the Assets; and (g) but for the agreement of the Aligned Parties to the provisions of this Section 5.1, the Buyer would not have agreed to enter into this Agreement and the Transactions to which it is a party.

(ii)           Each Aligned Party covenants and agrees that, during the Restricted Period, the Aligned Parties and their affiliates shall not, anywhere in the United States outside of the Aligned Territory, directly or indirectly, acting individually or as the owner, shareholder, partner, member, employee or consultant of any entity other than the Buyer or one of its subsidiaries, directly or indirectly, (A) engage in or own or operate a business competitive with or similar to the Call Center Business; (B) whether or not for compensation, enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business competitive with or similar to the Call Center Business; (C) as owner or lessor of real estate or personal property, rent to or lease any facility, equipment or other assets to any business engaged in activities competitive with or similar to the Call Center Business; or (D) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including as a sole proprietor, partner, shareholder, member, officer, director, principal, agent, trustee or lender; provided, however, that an Aligned Party or an affiliate may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that such Aligned Party or such affiliate is not a controlling person of, or a member of a group that controls, such business and further provided that such Aligned Party or such affiliate does not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business.

(iii)           Each Aligned Party covenants and agrees that, during the Restricted Period, the Aligned Parties and their affiliates shall not, anywhere in the United States, directly or indirectly, acting individually or as the owner, shareholder, partner, member, employee or consultant of any entity other than the Buyer or one of its subsidiaries, directly or indirectly, (A) engage in or own or operate a business competitive with or similar to the Hospitalist Business; (B) whether or not for compensation, enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business competitive with or similar to the Hospitalist Business; (C) as owner or lessor of real estate or personal property, rent to or lease any facility, equipment or other assets to any business engaged in activities competitive with or similar to the Hospitalist Business; or (D) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including as a sole proprietor, partner, shareholder, member, officer, director, principal, agent, trustee or lender; provided, however, that an Aligned Party or an affiliate may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that such Aligned Party or such affiliate is not a controlling person of, or a member of a group that controls, such business and further provided that such Aligned Party or such affiliate does not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business.

(iv)           For purposes of this Agreement, the term “Restricted Period” shall mean the period beginning on the Closing Date and ending on the earliest to occur of (A) the removal or failure to re-elect Khalil as president of the Company, (B) the termination for any reason of Khalil’s engagement with the Company or any of its affiliates as an employee or consultant, and (C) the exercise by the Buyer of its right under Section 1.2(d) to repurchase all of the Buyer Stock then outstanding.  The Restricted Period shall be extended by the number of days in any period in which any Aligned Party or an affiliate of any Aligned Party is determined by a court of competent jurisdiction to be in default or breach of this Section 5.1(a).

(b)          Rights and Remedies On Breach.  If any Aligned Party or an affiliate of any Aligned Party breaches, or threatens to commit a breach of, any of the provisions of Section 5.1(a) (the “Aligned Restrictive Covenants”), the Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Buyer at law or in equity:

(i)           Specific Performance.  Each Aligned Party agrees that any breach or threatened breach of the Aligned Restrictive Covenants would cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.  Accordingly, in addition to any other rights or remedies, the Buyer shall be entitled to exercise the remedies set forth in Sections 11.2 and 11.3.

(ii)           Accounting.  The right and remedy to require each Aligned Party to account for and pay over to the Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by any Aligned Party as the result of any transactions constituting a breach of the Aligned Restrictive Covenants.

(iii)           Severability of Covenants.  Each Aligned Party acknowledges and agrees that the Aligned Restrictive Covenants are reasonable and valid in prohibited business activity and geographical and temporal scope and in all other respects.  If the business activities, period of time or geographical area covered by the Aligned Restrictive Covenants should be deemed too extensive, then the parties intend that the Aligned Restrictive Covenants be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein), if any, as may be permissible under applicable law.

(iv)           Blue-Penciling.  If any court determines that any of the Aligned Restrictive Covenants, or any part thereof, is unenforceable because of the scope of the business activities covered, the duration or the geographic area, such court shall reduce the scope duration or area of such provision, as the case may be, to the minimum extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

(v)           Enforceability in Jurisdiction.  The Buyer and the Aligned Parties intend to and hereby confer jurisdiction to enforce the Aligned Restrictive Covenants on the courts of any jurisdiction within the geographic scope of the Aligned Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Aligned Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, such determination shall not bar or in any way affect the Buyer’s right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Aligned Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

5.2          Transfer Restrictions on Buyer Stock.  Each Seller agrees that the Seller shall in no event Transfer (as defined below) any shares of Buyer Stock, nor shall the Seller receive any consideration for any shares of Buyer Stock from any person, for a period ending on the date which is thirteen (13) months following the Closing Date.  The term “Transfer” as used in this Section 5.2 shall include any sale, assignment, transfer, conveyance, gift, encumbrance, pledge, bequest, devise, hypothecation, or other disposition of any shares of Buyer Stock, including a levy or attachment on any shares of Buyer Stock.  Any attempted or purported Transfer in violation of this Section 5.2 shall be void and of no effect whatsoever.  Notwithstanding the foregoing, Aligned Corp. may Transfer all or a part of the Initial Shares it receives pursuant to Section 1.2(a)(i) to McReynolds, Ragaa Ibrahim, M.D. and any other physician who is employed by Aligned Corp. at any time following the six (6) month anniversary of the Closing Date, provided that the Buyer determines in its sole discretion that each such Transfer complies with all applicable federal and state securities laws (and the Buyer shall have to right in its sole discretion to require such transferee to provide a completed investor questionnaire and Aligned Corp. to provide a legal opinion to the Buyer that such transfer complies with applicable federal and state securities laws, in each case in form and substance satisfactory to the Buyer) and, provided further, that any such transferee executes a joinder to this Agreement under which he or she agrees to become bound by the applicable provisions hereof, including without limitation Article III and this Article V.

5.3          Legends.  The Buyer shall endorse the following legend on the face of each certificate representing shares of Buyer Stock, or on the reverse thereof with reference thereto on the face thereof:

THESE SHARES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED PLEDGED, HYPOTHECATED, GIVEN AS A GIFT OR OTHERWISE DISPOSED OF OR ALIENATED, VOLUNTARILY, BY OPERATION OF LAW, OR OTHERWISE, WHETHER OR NOT PURSUANT TO OR IN CONNECTION WITH ANY MERGER, CONSOLIDATION, RECAPITALIZATION, REORGANIZATION OR OTHER CORPORATE TRANSACTION, EXCEPT ONLY IN COMPLIANCE WITH THE STOCK PURCHASE AGREEMENT DATED FEBRUARY 15, 2011, A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL PLACE OF BUSINESS.

In addition, the certificate(s) representing Buyer Stock may bear such legends as the Buyer may consider necessary or advisable to facilitate compliance with the 1933 Act, the California Securities Law and any other securities law, including, without limitation, legends stating that the shares of Buyer Stock have not been registered or qualified under the 1933 Act, the California Securities Law or any other securities law and setting forth the limitations on dispositions imposed hereby.

5.4          Trademark License.  To the extent the Marks (as defined below) are not included in the Assets or otherwise transferred or assigned to the Company pursuant to the Transaction Documents relating to the Asset Sale, Aligned Corp. and Aligned LLC hereby grant to the Company and the Buyer an exclusive, perpetual, irrevocable, transferable, sublicensable, royalty-free, fully paid up right and license to reproduce, use and display “Aligned Healthcare” and any similar names or marks and any designs used or associated therewith (collectively, the “Marks”) in the United States outside of the Aligned Territory.  The Company and the Buyer shall have the sole discretion to determine when and how to reproduce, use and display the Marks in the United States outside of the Aligned Territory.  Neither the Company nor the Buyer shall use the Marks for any purpose and under any circumstance in the Aligned Territory or outside of the United States.  No Aligned Party shall use the Marks for any purpose and under any circumstance in the United States outside of the Aligned Territory.  The Buyer and the Aligned Parties acknowledge and agree that the Purchase Price payable to the Sellers under this Agreement shall be the consideration for the rights and licenses granted under this Section 5.4, and that no additional fees, royalties or consideration whatsoever shall be payable in connection with any such rights and licenses granted under this Section 5.4.

5.5          Aligned Parties’ Representative.

(a)           In order to administer efficiently the rights and obligations of the Aligned Parties under this Agreement, the Aligned Parties hereby designate and appoint Khalil as the Aligned Parties’ Representative (the “Aligned Parties’ Representative”) to serve as the Aligned Parties’ agent and attorney-in-fact for the limited purposes set forth in this Agreement.

(b)           Each of the Aligned Parties hereby appoints the Aligned Parties’ Representative as such Aligned Party’s agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including the full power and authority on such Aligned Party’s behalf (i) to consummate the Transactions; (ii) to disburse any Buyer Stock received hereunder to the Sellers; (iii) to execute and deliver on behalf of each Aligned Party any amendment of or waiver under this Agreement, and to agree to resolution of all Losses hereunder; (iv) to retain legal counsel and other professional services, at the expense of the Aligned Parties, in connection with the performance by the Aligned Parties’ Representative of this Agreement including all actions taken on behalf of the Aligned Parties as Indemnifying Party pursuant to Article 9; and (v) to do each and every act and exercise any and all rights which such Aligned Party or Aligned Parties are permitted or required to do or exercise under this Agreement, the Transaction Documents and the other agreements, documents and certificates executed in connection herewith and therewith.  Each of the Aligned Parties agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Aligned Parties’ Representative and shall survive the death, bankruptcy or other incapacity of any Aligned Party.

(c)           Each of the Aligned Parties hereby agrees that any amendment or waiver under this Agreement, and any action taken on behalf of the Aligned Parties to enforce the rights of the Aligned Parties under this Agreement, and any action taken with respect to any Loss (including any action taken to object to, defend, compromise or agree to the payment of such Loss), shall be effective if approved in writing by the Aligned Parties’ Representative, and that each and every action so taken shall be binding and conclusive on every Aligned Party, whether or not such Aligned Party had notice of, or approved, such amendment or waiver.

(d)           Khalil shall serve as the Aligned Parties’ Representative until he resigns or is otherwise unable or unwilling to serve.  In the event that a Aligned Parties’ Representative resigns from such position or is otherwise unable or unwilling to serve, the remaining Aligned Parties shall select, by the vote of the holders of a majority of the Shares immediately prior to the Closing, a successor representative to fill such vacancy, shall provide prompt written notice to the Buyer of such change and such substituted representative shall then be deemed to be the Aligned Parties’ Representative for all purposes of this Agreement.

5.6          Certain Waivers.

(a)           McReynolds acknowledges and agrees that she shall not have the right to receive any Contingent Stock or Post-Closing Earnout Stock under Section 1.2, and McReynolds irrevocably waives and disclaims any right to receive any Contingent Stock or Post-Closing Earnout Stock from the Buyer.

(b)           Each of Aligned Corp., McReynolds, Reese LLC and Reese acknowledges and agrees that such party shall not receive any amounts under Section 6.3 and each such party irrevocably waives and disclaims any right to receive the same or any similar consideration from the Buyer.

(c)           Each of Aligned Corp., McReynolds, Reese LLC and Reese acknowledges that in the event that at any time after the execution of this Agreement any of them hereafter discovers claims or facts which are not now known or suspected, or in the event that claims or facts now known have consequences or results not known or suspected, this Section 5.6 shall nevertheless constitute a full and final waiver as to each of Aligned Corp., McReynolds, Reese LLC and Reese and matters herein waived, and this waiver shall apply to and include all such unknown or unsuspected consequences or results.  Each of Aligned Corp., McReynolds, Reese LLC and Reese has read and has been carefully advised by their attorneys of the contents of Section 1542 of the California Civil Code which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Aligned Corp., McReynolds, Reese LLC and Reese, and each of them, have read and have been carefully advised by their attorneys of the contents of Section 1542.  Aligned Corp., McReynolds, Reese LLC and Reese, and each of them, hereby expressly, unconditionally and irrevocably waive any and all rights and benefits under Section 1542.

ARTICLE 6

COVENANTS OF BUYER

6.1          Buyer’s Restrictive Covenants.

(a)          Restrictive Covenants.

(i)           The Buyer and the Aligned Parties acknowledge that (a) the Aligned Parties are and will continue to be engaged in the Call Center Business in the Aligned Territory; (b) the agreements and covenants contained in this Section 6.1 are essential to protect the goodwill of the Call Center Business being conducted by the Aligned Parties in the Aligned Territory; and (c) but for the agreement of the Buyer to the provisions of this Section 6.1, the Aligned Parties would not have agreed to enter into this Agreement and the Transactions to which they are a party.

(ii)           The Buyer covenants and agrees that, during the Restricted Period, the Buyer, the Company and their respective affiliates (but excluding any non-management shareholder of the Buyer) shall not, anywhere in the Aligned Territory, directly or indirectly, acting individually or as the owner, shareholder, partner, member, employee or consultant of any entity other than Aligned LLC, Aligned Corp. or one of its subsidiaries, directly or indirectly, (A) engage in or own or operate a business competitive with or similar to the Call Center Business; (B) whether or not for compensation, enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business competitive with or similar to the Call Center Business; (C) as owner or lessor of real estate or personal property, rent to or lease any facility, equipment or other assets to any business engaged in activities competitive with or similar to the Call Center Business; or (D) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including as a sole proprietor, partner, shareholder, member, officer, director, principal, agent, trustee or lender; provided, however, that the Buyer, the Company or an affiliate may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that such Aligned Party or such affiliate is not a controlling person of, or a member of a group that controls, such business and further provided that such Aligned Party or such affiliates does not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business.  The Restricted Period shall be extended by the number of days in any period in which the Buyer, the Company or any of their respective affiliates (but excluding any non-management shareholder of the Buyer) is determined by a court of competent jurisdiction to be in default or breach of this Section 6.1(a).

(b)           Rights and Remedies On Breach.  If the Buyer, the Company or an affiliate of either one (but excluding any non-management shareholder of the Buyer) breaches, or threatens to commit a breach of, any of the provisions of Section 6.1(a) (the “Buyer Restrictive Covenants”), Aligned Corp. and Aligned LLC shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Aligned Corp. or Aligned LLC at law or in equity:

(i)           Specific Performance.  The Buyer agrees that any breach or threatened breach of the Buyer Restrictive Covenants would cause irreparable injury to Aligned Corp. and Aligned LLC and that money damages would not provide an adequate remedy to Aligned Corp. and Aligned LLC.  Accordingly, in addition to any other rights or remedies, Aligned Corp. and Aligned LLC shall be entitled to exercise the remedies set forth in Sections 11.2 and 11.3.

(ii)           Accounting.  The right and remedy to require the Buyer to account for and pay over to Aligned Corp. and Aligned LLC all compensation, profits, monies, accruals, increments or other benefits derived or received by the Buyer, the Company or any of their respective affiliates as the result of any transactions constituting a breach of the Buyer Restrictive Covenants.

(iii)           Severability of Covenants.  The Buyer acknowledges and agrees that the Buyer Restrictive Covenants are reasonable and valid in prohibited business activity and geographical and temporal scope and in all other respects.  If the business activities, period of time or geographical area covered by the Buyer Restrictive Covenants should be deemed too extensive, then the parties intend that the Buyer Restrictive Covenants be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein), if any, as may be permissible under applicable law.

(iv)           Blue-Penciling.  If any court determines that any of the Buyer Restrictive Covenants, or any part thereof, is unenforceable because of the scope of the business activities covered, the duration or the geographic area, such court shall reduce the scope duration or area of such provision, as the case may be, to the minimum extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

(v)           Enforceability in Jurisdiction.  The Buyer and Aligned Corp. and Aligned LLC intend to and hereby confer jurisdiction to enforce the Buyer Restrictive Covenants on the courts of any jurisdiction within the geographic scope of the Buyer Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Buyer Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, such determination shall not bar or in any way affect Aligned Corp. and Aligned LLC’s right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Buyer Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

6.2           Officer and Director Positions.  The Buyer shall cause Khalil to be elected the president of the Company and a member of the Buyer’s board of directors as soon as practicable following the Closing.

6.3           Reimbursement of Certain Tax Payments.  The Company shall reimburse Khalil for any federal or state income taxes payable by Raouf attributable to the issuance to Khalil of the Initial Shares and the Contingent Stock, if any.  Any such reimbursement amounts shall be payable promptly after Khalil provides the Company with a letter indicating that his applicable tax returns are prepared and ready to file, the amount of such taxes and such taxes are due and payable.  The aggregate amount of such reimbursement obligation shall in no event exceed $33,000 and Khalil shall not be entitled to any gross up with respect to any federal or state income tax payable on any amounts received under this Section 6.3.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of the Buyer to consummate the Transactions to which it is a party are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

7.1           Representations and Warranties: Compliance with Undertakings.  All of the representations and warranties made by each of the Aligned Parties in this Agreement or any of the Transaction Documents shall be true and correct as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing and shall be true and correct at and as of the Closing.  Each of the Aligned Parties shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by each of the Aligned Parties prior to or at the Closing.

7.2           Officer’s Certificate.  The chief executive officer of Aligned Corp. and the manager of Aligned LLC shall have delivered to the Buyer a certificate on behalf of Aligned Corp. and Aligned LLC, respectively, stating to such persons’ knowledge that the representations and warranties of each of the Aligned Parties set forth in this Agreement are true and correct as of the Closing and that the covenants of each of Aligned Parties set forth in this Agreement have been complied with as of the Closing.

7.3           Consents and Approvals.  All necessary consents and approvals by third parties or governmental authorities to the Transactions shall have been provided to the Buyer.

7.4           No Litigation.  There shall have been no litigation or other proceeding commenced or threatened by any person or entity with respect to the Transactions or otherwise having a materially adverse effect on or concerning the business, operations or financial condition of any of the Aligned Parties, the Company or the Assets.  The Transactions shall not violate any order, decree, or judgment of any court or governmental body having competent jurisdiction and the Buyer shall not have determined that the Transactions have become inadvisable or impractical by reason of any order, decree or judgment of any court of competent jurisdiction materially restraining or prohibiting the effective operation by the Company of the Call Center Business after the Closing Date.

7.5           No Material Adverse Change.  There shall have been no material adverse change in the business, operations, financial condition or prospects of Aligned Corp. or Aligned LLC, or of their affiliates.

7.6           Asset Sale.  The Asset Sale shall have been consummated in accordance with the terms of the applicable Transaction Documents in form and substance reasonably satisfactory to the Buyer.

7.7           Shareholder and Member Approval.  This Agreement, the Transactions Documents and the Transactions shall have been approved in all respects by the shareholders of Aligned Corp. and the members of Aligned LLC.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF ALIGNED PARTIES

The obligation of the Aligned Parties to consummate the Transactions to which they are a party is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

8.1           Representations and Warranties: Compliance with Undertakings.  All of the representations and warranties made by the Buyer in this Agreement or any Transaction Documents shall be true and correct as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing and shall be true and correct at and as of the Closing.  The Buyer shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.

8.2           Officer’s Certificate.  The president of the Buyer shall have delivered to the Aligned Parties a certificate on behalf of the Buyer stating to the knowledge of such officer that the representations and warranties of the Buyer set forth in this Agreement are true and correct as of the Closing and that the covenants of the Buyer set forth in this Agreement have been complied with as of the Closing.

8.3           No Litigation.  There shall have been no litigation or other proceeding commenced or threatened by any person or entity with respect to the Transactions or otherwise having a materially adverse effect on or concerning the business, operations or financial condition of the Buyer.  The Transactions shall not violate any order, decree, or judgment of any court or governmental body having competent jurisdiction and the Aligned Parties shall not have determined that the Transactions have become inadvisable or impractical by reason of any order, decree or judgment of any court of competent jurisdiction materially restraining or prohibiting the Transactions.

8.4           Buyer Approval.  This Agreement and the Transactions to which it is a party shall have been approved by all requisite action of the Board of Directors of the Buyer.

ARTICLE 9

INDEMNIFICATION

9.1          Indemnification by Aligned Parties.  The Aligned Parties, jointly and severally, shall indemnify, hold harmless and reimburse the Buyer, the Company and each officer, director, controlling person, employee, affiliate and agent of the Buyer and the Company (but excluding Khalil, McReynolds and Reese) (each being a “Buyer Indemnified Party”) from and against any and all claims, losses, damages, liabilities, diminution of value and costs and related expenses (including, without limitation, settlement costs and any legal or other fees or expenses for investigating or defending any actions or threatened actions) (all of the foregoing being referred to below as “Losses”), whether or not involving a third party claim, reasonably incurred by such Buyer Indemnified Party in connection with any of the following (which right of indemnification and reimbursement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with any representation, warranty or covenant contained in the Agreement):

(a)           any misrepresentation or breach of any warranty made by any Aligned Party in this Agreement or any of the Transaction Documents;

(b)           the nonfulfillment or breach of any covenant, agreement or obligation of any Aligned Party contained in or contemplated by this Agreement or any of the Transaction Documents;

(c)           any liabilities or obligations related to or arising from the Aligned Parties’ ownership, operation and/or management of the Assets on or prior to the Closing Date;

(d)           any liabilities or obligations of the Company of any kind or nature whatsoever accruing on or prior to, arising out of or relating to the period ending on, the Closing Date; or

(e)           any actions, suits, arbitrations, proceedings, demands, assessments, adjustments, costs and expenses (including, specifically, reasonable attorneys’ fees and expenses of investigation) incident to any of the foregoing.

9.2          Indemnification by Buyer.  The Buyer shall indemnify, defend and hold harmless each Aligned Party and each shareholder, member, officer, director, manager, controlling person, employee, affiliate and agent of Aligned Corp. and Aligned LLC (each being a “Aligned Party Indemnified Party”) from and against any Losses, whether or not involving a third party claim, reasonably incurred by such Aligned Party Indemnified Party in connection with any of the following (which right of indemnification and reimbursement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with any representation, warranty or covenant contained in this Agreement):

(a)           any misrepresentation or breach of any warranty made by the Buyer in this Agreement or any of the Transaction Documents;

(b)           the nonfulfillment or breach of any covenant, agreement or obligation of the Buyer contained in or contemplated by this Agreement or any of the Transaction Documents; or

(c)           any actions, suits, arbitrations, proceedings, demands, assessments, adjustments, costs and expenses (including, specifically, reasonable attorneys’ fees and expenses of investigation) incident to any of the foregoing.

9.3           Procedure.  The Buyer Indemnified Party or the Aligned Party Indemnified Party (each, an “Indemnified Party”) shall promptly notify the Aligned Parties’ Representative, if the Indemnified Party is a Buyer Indemnified Party, or the Buyer, if the Indemnified Party is an Aligned Party Indemnified Party (each, an “Indemnifying Party”), of any claim, demand, action or proceeding for which indemnification will be sought under this Article 9, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Indemnifying Party will have the right, at its expense, to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party.  The Indemnified Party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding.  In connection with any such third party claim, demand, action or proceeding, the parties hereto shall cooperate with each other and provide each other with access to relevant books and records in their possession.  No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

9.4           No Exhaustion of Remedies or Subrogation; Right of Setoff.  Each Aligned Party waives any right to require any Buyer Indemnified Party to (a) proceed against any Aligned Party; (b) proceed against any other person; or (c) pursue any other remedy whatsoever in the power of any Buyer Indemnified Party.  The Buyer may, but shall not be obligated to, set off against any and all payments or shares of Buyer Stock due any Aligned Party, including any amounts or shares of Buyer Stock due to any Seller under this Agreement or any Transaction Document, any amount to which any Buyer Indemnified Party is entitled to be indemnified hereunder.  Such right of set off shall be separate and apart from any and all other rights and remedies that the Buyer Indemnified Parties may have against the Aligned Parties.  No consent of any Aligned Party shall be required for any assignment or reassignment of the rights of the Buyer under this Article 9.

ARTICLE 10

TERMINATION OF AGREEMENT

10.1         Termination.  This Agreement and the Transactions may be terminated at any time prior to the Closing Date:

(a)           By mutual consent of the Buyer and the Aligned Parties;

(b)           By the Buyer or the Aligned Parties’ Representative if, despite the good faith efforts of such party, the Closing Date shall not have occurred on or before March 31, 2011, or such other date, if any, as the parties shall agree upon in writing;

(c)           By the Buyer, if there has been a material violation or breach by any of the Aligned Parties of any of the covenants, agreements, representations or warranties contained in this Agreement or the Transaction Documents which has not been waived in writing, or if any of the conditions set forth in Article 7 have not been satisfied by the Closing or have not been waived in writing by the Buyer;

(d)           By the Aligned Parties’ Representative, if there has been a material violation or breach by the Buyer of any of the covenants, agreements, representations or warranties contained in this Agreement or the Transaction Documents to which it is a party which has not been waived in writing, or if any of the conditions set forth in Article 8 have not been satisfied by Closing or have not been waived in writing by the Aligned Parties’ Representative; or

(e)           By the Buyer or the Aligned Parties’ Representative immediately upon written notice to the other if any regulatory agency, whose approval is required for the consummation and performance of the Transactions, denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal) or if the consummation or performance of the Transactions shall violate any non-appealable final order, decree or judgment of any court or governmental authority having competent jurisdiction.

10.2         Notice and Effect of Termination.  On termination of this Agreement, the Transactions shall be abandoned and all continuing obligations of the parties under or in connection with this Agreement and the Transaction Documents shall be terminated and of no further force or effect; provided, however, that nothing herein shall relieve any party from liability for any misrepresentation, breach of warranty or breach of covenant contained in this Agreement or in any Transaction Document prior to such termination.  Notwithstanding the foregoing, the confidentiality obligations set forth in Section 13.8 shall survive the termination of this Agreement for any reason.  If this Agreement has terminated due to the breach of any party, such party shall remain liable for any damages arising from such breach.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

11.1         Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing, regardless of any investigation made by the Buyer or any Aligned Party prior to the Closing Date.

11.2         Equitable Remedies.  In addition to any other rights or remedies available at law or in equity, upon the breach or threatened breach of any of the covenants, agreements or obligations of a party under this Agreement, the non-breaching party shall be entitled to file an action for specific performance or injunctive or other equitable relief without being required to post a bond or provide any other security.

11.3         Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against any other party.

ARTICLE 12

NOTICES

12.1        Required Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified mail, postage prepaid, or delivered by hand or courier, addressed as follows:

To the Buyer:

450 N. Brand Blvd.
Suite 600
Glendale, California 91203
Attn.:  Chief Executive Officer
Fax:   (818) 291-6444

With a copy to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, CA  94111-3598
Attn:  P. Rupert Russell, Esq.
Fax:   (415) 421-2922

To the Aligned Parties:

Raouf Khalil
860 Hampshire Road, Suite A
Westlake Village, CA 91361
Fax:  (805) 379-0267

With a copy to:

Carl D. Hasting, Esq.
Attorney at Law
Certified Public Accountant
CDH Associates, Inc.
5655 Lindero Canyon Rd., Suite 226
Westlake Village, CA 91362
Fax:  (818) 879-1562

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or, if delivered by hand or courier, on the date received.

ARTICLE 13

MISCELLANEOUS

13.1           Expenses.  All legal, accounting and other costs and expenses incurred by the Buyer, on the one hand, and the Aligned Parties and the Company, on the other hand, in connection with this Agreement and the Transactions, including attorneys’ fees, shall be borne by the Buyer and the Aligned Parties, respectively.

13.2           Post-Closing Cooperation.  The Buyer and Aligned LLC mutually agree that they shall cooperate with each other after the Closing as may be reasonably requested with regard to services, management, administration, support services and other matters of a like nature.

13.3           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representative, successors and assigns.

13.4           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

13.5           Further Assurance.  The parties hereto each agree to execute and deliver such other documents, certificates, agreements, authorizations and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transactions.

13.6           Entire Agreement; Amendments.  This Agreement, the Transaction Documents, and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in such documents with respect to the subject matter of this Agreement.  This Agreement supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by all parties hereto.  Any condition to a party’s obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof

13.7           Interpretation.  Each party has been represented by sophisticated counsel in this transaction and agrees that if any issue arises as to the meaning or construction of any word, phrase or provision hereof, that no party shall be entitled to the benefit of the principles of the construction and interpretation of contracts or written instruments which provide that any ambiguity is to be construed in favor of the party who did not draft the disputed word, phrase or provision.

13.8           Non-Disclosure.  The parties hereby acknowledge the confidential and proprietary nature of the information set forth in this Agreement and the Transaction Documents and the confidential nature of the negotiation, preparation and execution of this Agreement and the Transaction Documents, and each party hereto, by his, her or its execution hereof, covenants and agrees to maintain strict confidentiality with respect to the negotiation, preparation, execution and existence of this Agreement and the Transaction Documents, except such disclosure as may be required in order to fulfill the obligations of any party under this Agreement or as may be required by law (including federal and state securities laws or the rules of any securities exchange) or as may be necessary to their attorneys and accountants relating to same and, as to such attorneys and accountants, to obtain similar confidentiality understandings, with such confidentiality and non-disclosure to be maintained until Closing.

13.9           Waiver.  No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement or any of the Transaction Documents.

13.10         Exhibits.  All Exhibits, Schedules, Annexes and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations.

13.11         Choice of Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to the choice of law principles thereof.

13.12         Section Headings.  The section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

13.13         Severability.  If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

APOLLO MEDICAL HOLDINGS, INC.,
a Delaware corporation

By:	Warren Hosseinion, Chief Executive Officer

ALIGNED HEALTHCARE GROUP – CALIFORNIA, INC.,
a California professional medical corporation

By:	Hany R. Khalil, President

ALIGNED HEALTHCARE GROUP LLC,
a California limited liability company

By:	Marcelle Khalil, Managing Member

RAOUF KHALIL

JAMIE MCREYNOLDS, M.D.

BJ REESE

BJ REESE & ASSOCIATES, LLC

By:	BJ Reese, Managing Member